Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Paul Goldberg	http://www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640
DOVER COMPLETES SALE OF CRENLO AND PALADIN BRANDS
Continues to Execute on Strategy to Reduce Exposure to Construction Related End-Markets
Downers Grove, IL, September 29, 2011 — Dover Corporation (NYSE: DOV) announced today that it has completed the sale of Crenlo, LLC of Rochester, MN, a leading maker of cab equipment enclosures, and Paladin Brands of Cedar Rapids, IA, North America’s largest independent manufacturer of attachment tools, to KPS Capital Partners, LP. Total proceeds from the sale are $290 million, subject to normal post-closing adjustments.
“We are pleased to announce the completion of the sale of Crenlo and Paladin,” commented Bob Livingston, President and CEO of Dover. “While both of these companies have strong market positions, their sale is an important step in Dover’s long-term vision of strengthening the portfolio, improving margins and reducing our exposure to construction related end-markets. This transaction also provides additional financial capacity to continue Dover’s expansion plans in our key growth spaces through both acquisitions and internal initiatives.”
The company anticipates recognizing a loss on the sale of approximately $0.35 per diluted share, which will be reported as part of discontinued operations in its third quarter 2011 results.
Dover was advised by Lazard on this transaction.
Dover Corporation is a global manufacturer providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.